Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the following plans:

•	2021 Employee Stock Purchase Plan
•	2021 Equity Incentive Plan
•	Amended 2008 Equity Incentive Plan
•	Amended and Restated 2008 Equity Incentive Plan

of Squarespace, Inc. of our report dated March 11, 2021, with respect to the consolidated financial statements of Squarespace, Inc. included in its Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-255284) for the years ended December 31, 2019 and December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

May 10, 2021